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                                                                   EXHIBIT 10.26

                   AMENDED AND RESTATED EMPLOYMENT AGREEMENT

         This AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this "Agreement") is made as of the 1st day of January, 1998, between WESTBROOKE COMMUNITIES, INC., a Florida corporation (the "Company"), and JAMES CARR, an individual resident of the State of Florida ("Executive").

                                   RECITALS:

         1. The Company considers it essential and in the best interest of its stockholders to foster the continuous employment of key management personnel and desires to continue the services of Executive on the terms and conditions provided in this Agreement;

         2. This Agreement amends and restates that certain Employment Agreement between Company and Executive dated as of January 1, 1995 (the "1995 Agreement"); and

         3. Executive desires to continue employment by the Company and to render services to the Company on the terms and conditions provided in this Agreement.

         NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements herein contained, the Company and Executive hereby agree as follows:

         1.      Employment

                 (a) Employment and Duties. The Company hereby agrees to employ Executive for the Term (as hereinafter defined) as President and Chief Executive Officer. Executive shall have the rights and shall perform the duties customary for the position of president and chief executive officer, subject to the oversight of the Board of Directors of the Company (the "Board"). It is the intention of Company and Executive that Executive have complete flexibility in managing the day to day operations of the Company, subject to major decisions which require the approval of the Board. The major decisions are set forth in Item 1 of Schedule 1 hereto. However, the Company and Executive do not intend to and the provisions contained in Schedule 1 hereto shall not operate to remove the Board's ability to exercise its fiduciary responsibilities which include, without limitation, the Board's oversight responsibilities. Executive shall report to and consult with the Board at regularly scheduled (or any special) board meetings and provide sufficient information to the Board to enable it to comply with its fiduciary responsibilities which include, without limitation, the Board's oversight responsibilities. Executive's title and duties shall not be modified without Executive's written consent. In performing his duties hereunder, Executive shall give the Company the benefit of his special knowledge, skills, contacts and business experience; shall perform his duties and carry out his responsibilities hereunder in a diligent manner; shall be diligent in the performance of his duties and in carrying out his
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responsibilities; and shall devote (except as provided herein) all of his business time, attention, ability and energy exclusively to the performance of his duties and responsibilities hereunder. Subject to the fiduciary responsibilities of the Board, Executive shall report to the Chairman of Newmark Homes Corp. Executive hereby accepts such employment and agrees to render such services.

                 (b) The Westbrooke Partnership. The Company is the Managing General Partner of The Westbrooke Partnership, a Florida general partnership and will be acting as General Contractor and/or manager for certain residential home building projects of The Westbrooke Partnership, a Florida general partnership (the "Partnership"), The Adler Companies, Inc., and its subsidiaries and any other entity that is a member of the Pacific USA or Newmark Consolidated Group for financial accounting purposes and that is placed under the Partnership's operational control (all of such entities referred to as the "Subject Entities"). Those projects currently are comprised of Oakridge, Keystone Lake, Sunset Lakes, West Lake Village, and Winston Trails. Additional home building projects may be planned by the Subject Entities or may be participated in by the Company through an operating agreement with other entities. Executive's duties shall apply to all such projects, whether or not the items of expense, income, gain or loss of such projects are considered for purposes of determining the Additional Consideration pursuant to that certain Stock Purchase Agreement dated January ___, 1998 between Executive, the Company, Westbrooke Acquisition Corp., a Florida corporation ("Buyer"), Westbrooke at West Lake, Inc., Westbrooke at Winston Trails, Inc., Westbrooke at Pembroke Pines, Inc., Westbrooke at Oak Ridge, Inc., Harold L. Eisenacher, Leonard R. Chernys and Diana Ibarria, the Partnership, Pacific USA Holdings Corp., and Newmark Homes Corp. (the "Stock Purchase Agreement").

                 (c) Other Offices. Executive may, with the approval of the Board, from time to time, serve, or continue to serve, on boards of directors of, and hold any other offices or positions in, companies or organizations, which, in the Board's judgment, will not present any conflict of interest with the Company or any member of the "PUSA Consolidated Group", or adversely affect the performance of Executive's duties pursuant to this Agreement. The "PUSA Consolidated Group" shall mean Pacific USA Holdings Corp. and each other entity that is consolidated with Pacific USA for financial accounting purposes.

                 (d) Location. The principal location for performance of Executive's services hereunder shall be at the offices of the Company, which are currently located in Dade County, Florida, subject to reasonable travel requirements during the course of such performance. Executive's duties require travel between the principal office and each project on a regular basis. No change in location of the principal office outside Dade or Broward Counties, Florida, shall be made without Executive's prior written consent.





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         2.      Employment Term. The term of the Executive's employment
hereunder shall commence on the date hereof and shall end on the fourth (4th) anniversary hereof (the "Term"), unless sooner terminated as provided herein.

         3.      Compensation and Benefits

                 (a) Base Salary. Initially, the Company shall pay Executive an aggregate base salary at an annualized rate of FOUR HUNDRED NINE THOUSAND FIVE HUNDRED DOLLARS ($409,500.00), payable in such equal installments as may be customary for executive officers employed by the Company (but not less frequently than twice per month) or such greater sum as may be agreed to between the Company and Executive, in arrears ("Base Salary"). The Base Salary for each year shall be prorated according to the number of days in such year during which this Agreement is in effect. The Base Salary shall be reviewed prior to and increased (if and as the Compensation Committee deems appropriate) as of January 1 of each year beginning as of January 1, 1999. The Base Salary may be increased by the Compensation Committee of the Board taking into consideration Executive's performance, general cost of living increases, the salaries provided by comparable businesses, the financial condition of the Company and other similar matters.

                 (b) Bonuses. Executive shall be eligible to participate in any discretionary bonus program instituted from time to time by the Board, to the extent any such program makes the President and Chief Executive Officer position eligible to participate.

                 (c) Participation in Benefit Plans. The payments provided in Section 3 hereof are in addition to any benefits to which Executive may be, or may become, entitled under any benefit plan or program of the Company for which key executives are or shall become eligible. Executive's benefits specifically include medical benefits provided by the Company, including all dependents at a cost to Executive no greater than that paid by employees in similar positions in the Company and its affiliates. Further, Executive shall be eligible to receive during the period of his employment under this Agreement, all benefits and emoluments for which key executives are eligible under every such plan or program of the Company in effect from time to time to the extent permissible under the general terms and provisions of such plans or programs and in accordance with the provisions thereof.

                 (d) Vacation. Executive shall be entitled to twenty (20) working days of compensated vacation in each fiscal year, to be taken at times which do not unreasonably interfere with the performance of Executive's duties hereunder; provided that time expended for the performance of Executive's duties hereunder during vacation days shall not be deducted from said twenty
(20) days.  Any unused vacation time from any fiscal year shall be subject to





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accumulation or forfeiture in accordance with Company policy as in effect from time to time.

                 (e) Expenses. The Company will pay or reimburse Executive for all reasonable and necessary out-of-pocket expenses incurred by him in the performance of his duties under this Agreement. Executive shall keep detailed and accurate records of expenses incurred in connection with the performance of his duties hereunder and reimbursement therefor shall be in accordance with policies and procedures to be established from time to time by the Board.

         4.      Termination

                 (a) Termination of Executive's Employment for Cause. The Board (acting by and through the majority of its members) may immediately terminate Executive's employment under this Agreement by giving Executive written notice of such termination upon or at any time following the occurrence of any of the following events, and each such termination shall constitute a termination for "cause":

                          (i) the material breach by Executive of his agreements or obligations under this Agreement that remains uncured thirty (30) days after written notice thereof from the Board of Directors of the Company to Executive; provided that, with respect to a non-monetary material breach that is curable but cannot be cured through the exercise of reasonable efforts within such thirty (30) day period (exclusive of any default described in subparagraphs (a) through (d) below and any material default that causes the Company to be or remain in violation of law subjecting it to material liability, fines, interest or penalties), Executive shall have such additional period of time as may be reasonably necessary to effect a cure thereof, not to exceed an additional period of thirty (30) days, if Executive shall so request in writing prior to expiration of the initial thirty (30) day period. Without limiting the generality of the foregoing, each of the following shall be deemed to be a material breach of this Agreement:

                                  (A) any act or failure to act (or series or combination thereof) by Executive done with the intent to harm in any material respect the interests of the Company or any other Subject Entity;

                                  (B)      the perpetration by Executive of an
                 act of dishonesty (intended to cause, or having the effect of causing material economic harm to the Company or any member of the PUSA Consolidated Group) or common law fraud against the Company or any affiliate thereof; and





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                                  (C)      a grossly negligent act or failure
                 to act (or series or combination thereof) by Executive materially detrimental to the interests of the Company or any other Subject Entity.

                  (ii)    an adjudication that Executive has committed a felony.

         Upon any determination by the Board (acting through majority of its members) of the Company that a material breach of this Agreement has occurred under Section 4(a)(i), the Board shall cause a special meeting of the Board of Directors to be called and held not later than ten (10) business days after Executive's receipt of the notice described in Section 4(a)(i). Executive shall have the right to appear before such special meeting of the Board, with or without legal counsel, to refute the Board's determination of material breach. Executive or the Board may have a court reporter present to record any such special meeting. Any termination of Executive's employment by reason of such determination shall not be effective until Executive is afforded such opportunity to appear. At the Board's election, Executive may be immediately suspended from the performance of his duties, without suspension of salary or benefits, until such material breach shall have been timely cured (if so curable), or until the later of the special meeting of the Board or expiration of the applicable cure period without cure. In such event, termination of Executive's employment, salary and benefits shall become effective. Notwithstanding the foregoing, if Executive is suspended, he may continue to make efforts, in cooperation with management of the Company (if the Company's participation is required to cure the breach), to cure the breach.

         In the event Executive shall be terminated by reason of material breach of this Agreement pursuant to Section 4(a)(i) above and Executive shall commence arbitration contesting such termination pursuant to the provisions of
Section 7(j) hereof, then, from the commencement of such arbitration until a decision of the arbitrators is rendered, Executive's Base Salary shall be paid by the Company into an interest bearing escrow account to be held by a third party designated by the Company (which may be the Company's legal counsel). The funds so held in escrow shall be disbursed in accordance with the decision of the arbitrators (subject to any appeals).

                 (b) Incapacity of Executive. Subject to applicable law, in the event Executive shall become "disabled" (as hereinafter defined), the Board may, at any time thereafter, by giving Executive twenty (20) days' prior written notice of termination, fully and finally terminate his employment under this Agreement. Termination under this Section 4(b) shall be effective as of the date provided in such notice, which date shall not be fewer than thirty
(30) days after such notice of termination is delivered to Executive or his representative, and the Company shall pay





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Executive his Base Salary accrued to the effective date of termination at the rate in effect at the time of such notice, payable at the time such payment is due. Upon payment of (i) such accrued Base Salary; (ii) an amount equal to the bonus, if any, otherwise payable to Executive on account of the fiscal year in which such termination occurs, multiplied by a fraction, the numerator of which shall be the number of days in the fiscal year preceding the effective date of termination and the denominator of which shall be 365; and (iii) all other amounts to which Executive may be entitled hereunder, including, without limitation, (A) any expense reimbursement amounts accrued to the effective date of termination, and (B) any accrued amounts under any other benefit plan of the Company, in each case at the time such payments are due, and the Company shall have no further obligation to Executive under this Agreement. In the event of such termination, Executive shall remain bound by the Non-Competition Agreement and the Stock Purchase Agreement.

         Executive will be deemed to be "disabled" if, for physical or mental reasons, Executive is unable to perform the essential functions of Executive's duties under this Agreement with reasonable accommodation by the Company for ninety (90) consecutive days or for one hundred eighty (180) days during any twelve (12) month period, determined as follows: The disability of Executive will be determined by a medical doctor selected by written agreement of the Company and Executive upon the request of either party by notice to the other. If the Company and Executive cannot agree on the selection of a medical doctor, each of them will select a medical doctor and the two medical doctors will select a third medical doctor who will determine whether Executive is disabled. The determination of the medical doctor selected hereunder will be binding on both parties. Executive must submit to a reasonable number of examinations by the medical doctor making the determination of disability and Executive hereby authorizes the disclosure and release to the Company of such determination and all supporting medical records. If Executive is not legally competent, Executive's legal guardian or duly authorized attorney-in-fact will act in Executive's stead, for the purpose of submitting Executive to the examinations and providing the authorization of disclosure required hereunder.

                 (c) Death of Executive. This Agreement shall automatically terminate upon the death of Executive. Upon the termination of this Agreement as a result of death, the Company shall pay to Executive's estate in a single installment: (i) an amount equal to Executive's Base Salary accrued through the effective date of termination at the rate in effect at the effective date of termination, payable at the time such payment is due; (ii) an amount equal to the bonus, if any, otherwise payable to Executive on account of the fiscal year in which such termination occurs, multiplied by a fraction, the numerator of which shall be the number of days in the fiscal year preceding the





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effective date of termination and the denominator of which shall be 365; and
(iii) all other amounts to which Executive is entitled hereunder, including, without limitation, (A) any expense reimbursement amounts accrued to the effective date of termination, and (B) any accrued amounts under any other benefit plan of the Company, in each case at the time such payments are due, and the Company shall have no further obligations to Executive under this Agreement.

                 (d) Termination in the Event of Breach under the Stock Purchase Agreement. In addition to any other remedies which the Company (or any other parties) may have under the Stock Purchase Agreement, the Board may terminate Executive's employment under this Agreement by giving Executive written notice of termination if a material breach by Executive occurs (or is alleged to have occurred) and is not cured (or is disputed by Executive and an Arbitrator determines that such material breach has in fact occurred (the "Breach"), subject to the following:

                 (i) if the Arbitrator has determined that the Breach was not an intentional breach and is capable of being cured by the payment of money by Executive, and there are amounts owing to Executive available to offset against under Section 11.8 of the Stock Purchase Agreement (or if such amounts are not available, Executive has paid such amount within 90 days following the arbitrator award); then there shall be no right to terminate under this Section 4(d);

                 (ii) if the Arbitrator has determined that the Breach was not an intentional breach, and is not capable of being cured by the payment of money by Executive but has not caused and is not expected to cause a material adverse effect to the Company, then there shall be no right to terminate under this Section 4(d);

                 (iii) if the Arbitrator has determined that the Breach was not an intentional breach but is not capable of being cured by the payment of money and has caused or is expected to cause a material adverse effect to the Company, then the Board shall have the right to terminate Executive (which termination shall not be deemed a "for cause" termination hereunder) and the Company shall pay Executive in a single installment (i) an amount equal to Executive's Base Salary accrued and unpaid through the effective date of termination at the rate in effect at the effective date of termination; (ii) an amount equal to the bonus, if any, otherwise payable to Executive on account of the fiscal year in which such termination occurs, multiplied by a fraction, the numerator of which shall be the number of days in the fiscal year preceding the effective date of termination and the denominator of which shall be 365; and
(iii) all other amounts to which Executive is entitled hereunder, including, without limitation, (A) any expense reimbursement amounts accrued to the effective date of termination, and (B) any accrued and unpaid





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amounts under any other benefit plan of the Company, and the Company shall have no further obligations to Executive under this Agreement;

                 (iv) if the Arbitrator has determined that the Breach was an intentional breach by Executive (regardless of whether the Breach is capable of being cured by the payment of money or is in fact cured by Executive) and has caused material economic harm to the Company (without consideration of the curing of such Breach), Company may terminate Executive and such termination shall be treated as a "for cause" termination under this Agreement for all purposes, including the last paragraph of Section 4(a) hereof;

                 (e) Termination Without Cause by Company. In addition to any termination right or event provided in Sections 4(a), 4(b), 4(c) or 4(d), Executive's employment under this Agreement may be terminated by the Company by giving Executive written notice thereof, effective as of the date provided in such notice. Upon such termination of the employment of Executive, the Company shall pay in a single installment to Executive: (i) an amount equal to Executive's Base Salary payable for the remainder of the Term at the rate in effect on the date of termination, (ii) an amount equal to the bonus, if any, otherwise payable to Executive on account of the fiscal year in which such termination occurs, multiplied by a fraction, the numerator of which shall be the number of days in the fiscal year preceding the effective date of termination and the denominator of which shall be 365, and (iii) all other amounts to which Executive is entitled hereunder, including (A) any expense reimbursement amounts accrued to the effective date of termination, and (B) any accrued and unpaid amounts under any other benefit plan of the Company, and the Company shall have no further obligations to Executive or Executive's estate under this Agreement. Notwithstanding the foregoing, the Company may elect to pay the amount under Section 4(e)(i) in installments over the remainder of the Term as and when such payments would otherwise have been due if Executive remained employed, provided that the Company shall provide to Executive an irrevocable letter of credit in the amount of the remaining installments, which letter of credit shall be issued by Bank United of Texas, FSB, or any other bank acceptable to Seller, such acceptance not to be unreasonably withheld. In the event such termination without cause occurs in connection with an assignment of this Agreement by the Company not permitted by Section 7(h) below, then the only amount payable by the Company under Subsection 4(e)(i) shall be an amount equal to double the annual rate of Executive's Base Salary in effect on the date of termination, which shall be paid in a single installment within sixty (60) days after such termination. In the event of such a termination without cause, the Non-Competition Agreement shall be terminated. All provisions of the Stock Purchase Agreement shall remain in effect.





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                 (f)      Termination With Cause by Executive.  Executive may
terminate his employment under this Agreement by giving the Company written notice of such termination upon or at any time following the occurrence of any of the following events, and each such termination shall constitute a termination for "cause":

                          (i) a material breach by the Company of its agreements or obligations under this Agreement that remains uncured more than thirty (30) days after written notice thereof from the Executive to Company; provided that, with respect to a non-monetary material breach that is curable but cannot be cured through the exercise of reasonable efforts within such thirty (30) day period, the Company shall have such additional period of time as may be reasonably necessary to effect a cure thereof, not to exceed an additional period of thirty (30) days, if the Company shall so request in writing prior to expiration of the initial thirty (30) day period.

                          (ii) a default of monetary obligations owed to Executive by Buyer, Newmark Homes Corp. or Pacific USA under the Stock Purchase Agreement that remains uncured more than ninety (90) days after written notice thereof from Executive to Company. For purposes of this Subsection (ii), the term "monetary obligations" shall include the failure to make any payment under any promissory note delivered to Executive pursuant to the Stock Purchase Agreement and the failure to deliver any letter of credit securing the same, in accordance with the terms of the Stock Purchase Agreement.

         The cure periods set forth in subsection (i) and (ii) above are alternative and not cumulative. All such cure periods may be waived by the Company in writing. In either of such events, Executive shall have the same rights as provided in Section 4(e) above as to compensation and termination of the Agreement and the Non-Competition Agreement shall immediately terminate.

         5.      Employment Covenants.

                 (a) Covenant Not to Compete. The provisions of that certain Non-Competition Agreement by and between Executive, and the Company, Westbrooke at West Lake, Inc., Westbrooke at Winston Trails, Inc., Westbrooke at Pembroke Pines, Inc., Westbrooke at Oak Ridge, Inc. and the Partnership, of even date herewith (the "Non-Competition Agreement"), are incorporated herein by this reference. Executive acknowledges and agrees that the Non-Competition Agreement is a material inducement for the Company to enter into this Agreement and is additional consideration for the consideration to be paid to Executive hereunder.

                 (b) Breach. Executive hereby recognizes and acknowledges that irreparable injury or damage shall result to the





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Company in the event of a breach or threatened breach by Executive of any of the terms of provisions of this Section 5, and Executive therefore agrees that the Company shall be entitled to an injunction restraining Executive from engaging in any activity constituting such breach or threatened breach.
Nothing contained herein shall be construed as prohibiting the Company from pursuing any other remedies available to the Company at law or in equity for such breach or threatened breach, including, but not limited to, the recovery of damages from Executive and, if Executive is an employee of the Company, the termination of his employment with the Company in accordance with the terms and provisions of this Agreement.

         6. Indemnification. The Company shall indemnify, defend and hold Executive harmless from and against all liability, loss, cost and damage arising out of Executive's performance of his duties and obligations in accordance with this Agreement; provided that in no event shall Executive be indemnified, defended or held harmless from any matter arising out of his gross negligence or intentional misconduct.

         7.      Miscellaneous

                 (a) Notices. Any notices to be given hereunder by either party to the other may be effected either by personal delivery in writing, via facsimile transmission or by mail, registered or certified, postage prepaid with return receipt requested. Notices shall be addressed to the parties as follows:

                 If to the Company:     c/o Mike McCraw
                                        Pacific USA Holdings Corp.
                                        5999 Summerside Drive, Suite 112
                                        Dallas, Texas  75252
                                        Facsimile No.:  (972) 732-0167

                 With a copy to:        Cathryn L. Porter, Esquire
                                        Chief General Counsel
                                        Pacific USA Holdings Corp.
                                        3200 Southwest Freeway, Suite 1220
                                        Houston, Texas  77027
                                        Facsimile No.: (713) 871-0155

                 If to Executive:       James M. Carr
                                        94 South Hibiscus Drive
                                        Miami Beach, FL 33139

                 With a copy to:        Michael Kosnitzky, Esq.
                                        Zack Kosnitzky, P.A.
                                        One International Place, Suite 2800
                                        100 S.E. 2nd Avenue
                                        Miami, Florida  33131
                                        Facsimile:  (305) 539-1307





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         Any party may change his or its address by written notice in accordance with Section 7(a). Notices delivered personally shall be deemed communicated as of actual receipt notices sent via facsimile transmission shall be deemed communicated as of receipt by the sender of written confirmation of transmission thereof; mailed notices shall be deemed communicated as of three days after proper mailing.

                 (b) Inclusion of Entire Agreement Herein. This Agreement supersedes any and all other prior or contemporaneous agreements, either oral or in writing, between the parties hereto with respect to the subject matter hereof (including without limitation the 1995 Agreement) and contains all of the covenants and agreements between the parties with respect to employment of Executive by the Company.

                 (c) Law Governing Agreement. This Agreement shall be governed by and construed in accordance with the laws of the State of Florida.

                 (d) Waivers. No waiver at any time of any term or provision of this Agreement shall be construed as a waiver of any other term or provision of this Agreement and a waiver at any time of any term of provisions of this Agreement shall not be construed as a waiver at any subsequent time of the same term or provision.

                 (e) Amendments. Except as otherwise provided in Section 7(f) hereof, no amendment or modification of this Agreement shall be deemed effective unless and until executed in writing by each party hereto.

                 (f) Severability and Limitation. All agreements and covenants contained herein are severable and in the event any of them shall be held to be invalid by competent authority, this Agreement shall be interpreted as if such invalid agreements or covenants were not contained herein. Without limiting the generality of the foregoing, in the event that the provisions of this Agreement should ever be deemed to exceed the scope of business, time or geographic limitations permitted by applicable law, then such provisions shall be and are hereby reformed to the maximum scope, time or geographic limitations permitted by such applicable law.

                 (g) Headings. All headings set forth in this Agreement are intended for convenience only and shall not control or affect the meaning, construction or effect of this Agreement or of any of the provisions hereof.

                 (h) Assignment. The Company shall have the right to assign this Agreement and to delegate all of its rights, duties and obligations hereunder to any entity which controls the Company, which the Company controls or which may be the result of the





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merger, consolidation, acquisition or reorganization of the Company and another entity; provided that, a sale of assets or merger by Westbrooke Acquisition Corp. or Newmark Homes Corp. of the kind described in Section 2.2(b)(6)(ii) of the Stock Purchase Agreement shall not be a permitted assignment hereunder and shall constitute a termination of Executive without cause pursuant to Section 4(d) hereof; provided that Executive shall deliver to the Company written notice declaring such termination within sixty (60) day after the effective date of such sale or merger, time being strictly of the essence; failing which,
the same shall be deemed a permitted assignment hereunder.   Executive agrees
that this Agreement is personal to him and his rights and interests hereunder may not be assigned, nor may his obligations and duties hereunder be delegated (except as to delegation in the normal course of operation of the Company), and any attempted assignment or delegation in violation of this provision shall be void.

                 (i) Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

                 (j)      Arbitration; Jurisdiction and Venue.

                          (i)     THE PARTIES HAVE AGREED TO THE RESOLUTION BY
ARBITRATION OF ALL CLAIMS PURSUANT TO THE ARBITRATION COVENANT AS SET FORTH IN THE STOCK PURCHASE AGREEMENT, WHICH IS INCORPORATED HEREIN BY THIS REFERENCE.

                          (ii)    IN THE EVENT THE ARBITRATION COVENANT IS
FOUND UNENFORCEABLE OR INAPPLICABLE TO ANY LEGAL ACTION WHETHER SOUNDING IN CONTRACT, TORT, OR OTHERWISE ARISING OUT OF, CONNECTED WITH, RELATED TO, OR IN CONNECTION WITH THIS AGREEMENT, SUCH LEGAL ACTION SHALL BE BROUGHT EXCLUSIVELY IN THE COURTS OF THE STATE OF FLORIDA, COUNTY OF DADE, OR, IF IT HAS OR CAN ACQUIRE JURISDICTION, IN THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF FLORIDA, AND THE PARTIES CONSENT TO THE JURISDICTION OF SUCH COURTS (AND THE APPROPRIATE APPELLATE COURTS) IN ANY SUCH LEGAL ACTION AND WAIVE ANY OBJECTION TO VENUE LAID THEREIN.

                 (k)      Joinder by Newmark Homes Corp.

                          Newmark Homes Corp. joins in the execution hereof for
the sole purpose of guaranteeing all obligations of the Company hereunder.

         IN WITNESS WHEREOF, the parties hereto have executed this AMENDED AND RESTATED EMPLOYMENT AGREEMENT as of the day and year first above written.

/s/ JAMES CARR                         WESTBROOKE COMMUNITIES, INC.,
------------------------------         a Florida corporation
James Carr




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                                       By: /s/ JAMES CARR
                                          ---------------------------
                                       Print Name: James Carr
                                                  -------------------
                                       Title: President
                                             ------------------------


         Joined herein pursuant to Section 7(k):

                                       NEWMARK HOMES CORP.,
                                       a Nevada corporation



                                       By: /s/ MICHAEL K. MCCRAW
                                          ---------------------------
                                       Print Name: Michael K. McCraw
                                                  -------------------
                                       Title: Chairman
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                                  SCHEDULE "1"

                         RIGHTS AND DUTIES OF EXECUTIVE

         1.      OPERATIONAL MANAGEMENT

                 Executive shall manage the day to day operations of the Company, its Subsidiaries and The Westbrooke Partnership; provided that Executive shall not have authority to make major operational decisions, except with written approval of the Board of Directors of the Company. The following are the only major decisions requiring approval of the Board of Directors:

                          a. acquire any real property or personal property having a purchase price exceeding $100,000 (tangible or intangible);
                          b. sell or otherwise dispose of all or any portion of the assets other than in the ordinary course of business;
                          c. modify in any material respect or refinance any indebtedness or incur any indebtedness on behalf of the Company or any of its subsidiaries;
                          d. except for advances under purchase agreements for real property, cause or permit the Company or any of its subsidiaries to make loans or advances to any person;
                          e. confess any judgment regardless of amount or settle any claims in any amount greater than $100,000; provided that Executive will consult with the Company's counsel prior to settling any claims regardless of amount; and
                          f. commence construction of any speculative single-family residential dwelling (excluding model homes) if the number of such dwellings, together with the number of speculative single-family residential dwellings already owned by the Company and its subsidiaries (whether or not under construction), shall exceed fifty (50) and, except for such speculative dwellings, shall not undertake the construction of any residential dwelling other than pursuant to a binding contract for the purchase thereof entered into in the ordinary course of business.
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         2.      GENERAL PROGRAMS, POLICIES AND PROCEDURES

                 Executive acknowledges that Newmark Homes Corp. has implemented and plans to implement in the future, various programs, policies and procedures in its subsidiary companies in order to develop a common corporate culture, centralize certain operations in order to reduce overall expenses and manage overall risk. The Company shall, over a reasonable transition period, adopt programs, policies and procedures relating to human resource matters, compensation, benefits, insurance matters (employee related, general corporate, property and all other types of insurance needs of the Company and the Subject Entities) and risk management; provided that Company shall continue to maintain its separate accounting and reporting system unless otherwise agreed by Company and Executive. The Board shall consult with Executive regarding the substance of such programs and the timing of the implementation thereof so as not to interfere with the day to day operation of the Company. Executive agrees to support the Board in the implementation thereof during the transition period. In the area of human resources, Executive and the Company agree as follows:

                          a. Executive shall not have the authority to create or modify any savings, bonus, deferred compensation, pension, profit sharing, retirement, insurance, severance or other fringe benefit, arrangement or practice or any other "employee benefit plan" as defined by ERISA, whether formal or informal, enter into or modify any employment agreement or commitment, enter into or engage in any negotiations with respect to any collective bargaining or union agreement or commitment, or agree to do any of the foregoing; and
                          b. Executive shall not have the authority to modify compensation of any employees or officers of the Company will be subject to the review and approval of the Company's Compensation Committee; provided however, that modification of compensation by Executive for non-key employees, on a case by case basis (and not on a Company-wide basis), to facilitate day to day operations and activities is permitted; provided that Executive shall comply with the administrative procedures of the Company relating to increases in compensation.